Exhibit 5.1

155 Federal Street, Suite 1302

Boston, Massachusetts 02110

January 9, 2019

GTY GovTech, Inc.

1180 North Town Center Drive, Suite 100

Las Vegas, Nevada 89144

Re: GTY GovTech, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to GTY GovTech, Inc., a Massachusetts company (the “Company”) that is a wholly-owned subsidiary of GTY Technology Holdings Inc. (“GTY”), in connection with the Company’s Registration Statement on Form S-4, filed with the United States Securities and Exchange Commission (the “Commission”) on January [9], 2019, as amended and supplemented through the date hereof, under the Securities Act of 1933, as amended (the “Securities Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”), relating to, among other things, a business combination, pursuant to which (i) GTY will merge with and into GTY Technology Merger Sub, Inc. (“GTY Merger Sub”), a Delaware corporation and wholly-owned subsidiary of the Company, with GTY surviving the merger (the “GTY Merger”) and all of the issued and outstanding ordinary shares, par value $0.0001 per share, of GTY being exchanged for an equal number of shares of common stock, par value $0.0001 per share (the “Company Common Stock”), of the Company, and, (ii) if the warrant amendment proposal described in the Registration Statement is not approved, all of the outstanding warrants to purchase ordinary shares of GTY will become exercisable to purchase an equal number of shares of Company Common Stock on the existing terms and conditions of such warrants. As a result of the GTY Merger and related transactions, (i) GTY will become a wholly-owned subsidiary of the Company, (ii) the Company will change its name to “GTY Technology Holdings Inc.” and will succeed to GTY’s obligations as a public reporting company, and (iii) the current security holders of GTY who do not exercise their redemption rights will become security holders of the Company.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Agreement and Plan of Merger (ii) the current Amended Articles of Organization of the Company adopted November 8, 2018, (iii) the Proposed Articles to be adopted upon the approval and adoption of the GTY merger proposal; (iv) the form of bylaws of the Company to be adopted upon the approval and adoption of the GTY merger proposal (“Proposed Bylaws”), (v) board resolutions of the Company appointing the directors, (vi) shareholder resolutions of the Company approving the GTY Merger, the issuance of the Company’s common stock in exchange for the outstanding Class A ordinary shares and Class B ordinary shares of GTY, and the issuance of warrants for the Company’s common stock (the “Warrants”) in exchange for GTY’s outstanding warrants, and (vii) board of director resolutions of the Company authorizing the Business Combination.

TCF Law Group, PLLC

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photo copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

In addition to the foregoing, for the purpose of rendering our opinions as expressed herein, we have assumed that:

1.    Prior to effecting the GTY Merger: (i) the Registration Statement, as finally amended, will have become effective under the Securities Act; (ii) the shareholders of the Company will have approved, among other things, the Proposed Articles and the Proposed Bylaws; and (iii) all other necessary action will have been taken under the applicable laws of the Commonwealth of Massachusetts to authorize and permit the GTY Merger, and any and all consents, approvals and authorizations from applicable Massachusetts governmental and regulatory authorities required to authorize and permit the GTY Merger will have been obtained;

2.    The current draft of each of the Proposed Articles and Proposed Bylaws, in the form thereof submitted for our review, without alteration or amendment (other than identifying the appropriate date), will be duly authorized and executed and thereafter the Proposed Articles shall be duly filed with the Massachusetts Secretary of State in accordance with M.G.L.A. c156D § 10.07, that no other certificate or document, has been, or prior to the filing of the Proposed Articles will be, filed by or in respect of the Company with the Massachusetts Secretary of State and that the Company will pay all fees and other charges required to be paid in connection with the filing of the Proposed Articles; and

Based upon and subject to the foregoing, it is our opinion that when issued and delivered as contemplated in the Registration Statement and in accordance with the terms of the GTY Merger Agreement or upon exercise of the Warrants, the Company Common Stock will be validly issued, fully paid and non-assessable.

TCF Law Group, PLLC

The opinions expressed herein are based upon and limited to the laws of the Commonwealth of Massachusetts (including the statutory provisions, the applicable provisions of the Massachusetts Constitution and reported judicial decisions interpreting the foregoing). We express no opinion herein as to any other laws, statutes, regulations or ordinances.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ TCF Law Group, PLLC